Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	October 22, 2008
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
THIRD QUARTER 2008 RESULTS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced a quarterly net loss of $2.4 million, or $0.12 per diluted share, for the period ended September 30, 2008, a decrease of $0.52 per diluted share, compared to the $9.9 million of net income, or $0.40 per diluted share, recorded in the third quarter of 2007. Compared to the second quarter of 2008, earnings per diluted share decreased $0.59 per diluted share, on a $13.7 million decrease in net income.
     Edward J. Wehmer, President and Chief Executive Officer, commented, “While the results of the third quarter are disappointing, the Company has made net profits of $18.5 million during 2008. The net loss during the third quarter was a direct result of a $24.1 million provision for credit losses. As a result of the increased provision for credit losses, the Company’s loan loss reserve level stands at a historically high level.”
     Mr. Wehmer noted, “The banking industry is experiencing unprecedented economic times and real estate valuations have become extraordinarily distressed due to lack of sales activity and other factors. These distressed real estate valuations caused the Company to have increased credit costs that are higher than anticipated and more than we have historically recorded. We are focused on resolving existing problem credits which we believe are still manageable and controllable.”
     Mr. Wehmer went on to say, “We strengthened our balance sheet in the third quarter by raising $50 million in capital and by the increased loan loss reserve level. The Company and all 15 of its affiliate banks remain above well-capitalized levels for regulatory purposes. The additional capital enhanced our ability to weather the current economic storm as well as our ability to fund future growth.”
     Mr. Wehmer added, “The Company continued to grow both its loan and deposit balances during the quarter, increasing $169 million and $68 million, respectively. We believe the opportunities for continued growth are present but we are currently taking a tempered approach to that growth. Our successful community banking model is proving to be a competitive advantage in these tough economic times as our banks are predominantly funded by a stable base of retail deposits rather than by volatile wholesale funding vehicles.”
     Mr. Wehmer summarized, “Focusing on our core local markets over the past three and half years has limited our exposure to much of the global harm that has been in the news. However, the distressed housing market and related real estate values have presented us with challenges. Our goal is to resolve the problem loan issues as soon as possible so we can resume our proven growth strategy and return earnings to acceptable levels.”
     Net income for the nine months ended September 30, 2008 was $18.5 million, or $0.75 per diluted common share compared to $40.0 million, or $1.59 per diluted common share, in the first nine months of 2007. Total assets of $9.9 billion at September 30, 2008 increased $400 million from September 30, 2007. Total deposits as of September 30, 2008 were $7.8 billion, an increase of $251 million as compared to $7.6 billion at September 30, 2007.
     Total loans grew to $7.3 billion as of September 30, 2008, an increase of $514 million, or 8%, over the $6.8 billion balance as of September 30, 2007. The Company’s loan portfolio includes a wide variety of loan types, of which approximately 9% are commercial real estate construction and land development related and 6% are residential real estate construction and land development related. These projects are being carefully monitored on an individual credit basis at each bank.
     Total shareholders’ equity increased to $809 million, or a book value of $32.07 per common share, at September 30, 2008, compared to $722 million, or a book value of $30.55 per common share, at September 30, 2007.

     Wintrust’s key operating measures and growth rates for the third quarter of 2008 as compared to the sequential and linked quarters are shown in the table below:

				% or	% or
				basis point (bp)	basis point (bp)
				Change	Change
	Three Months Ended			From	From
	September 30,	June 30,	September 30,	2nd Quarter	3rd Quarter
($ in thousands, except per share data)	2008	2008	2007	2008 (5)	2007
Net (loss) income	$(2,448)	$11,276	$9,919	(127)%	(130)%
Net (loss) income per common share – diluted	$(0.12)	$0.47	$0.40	(126)%	(130)%
Net revenue (1)	$82,595	$92,408	$77,724	(11)%	6%
Net interest income	$60,680	$59,400	$66,187	2%	(8)%
Net interest margin (4)	2.74%	2.77%	3.14%	(3) bp	(40) bp
Core net interest margin (2) (4)	2.97%	3.02%	3.43%	(5) bp	(46) bp
Net overhead ratio (3)	1.65%	1.31%	2.03%	34 bp	(38) bp
Return on average assets	(0.10)%	0.47%	0.42%	(57) bp	(52) bp
Return on average common equity	(1.59)%	5.97%	5.53%	(756) bp	(712) bp

At end of period
Total assets	$9,864,920	$9,923,077	$9,465,114	(2)%	4%
Total loans	$7,322,545	$7,153,603	$6,808,359	9%	8%
Total deposits	$7,829,527	$7,761,367	$7,578,064	3%	3%
Total equity	$809,331	$749,025	$721,973	32%	12%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting
Comparative Financial Results
Acquisitions
     On November 1, 2007, the Company completed its previously announced acquisition of 100% of the ownership interests of Broadway Premium Funding Corporation (“Broadway”). Broadway was founded in 1999 and had approximately $60 million of premium finance receivables outstanding at the date of acquisition. Broadway provides financing for commercial property and casualty insurance premiums, mainly through insurance agents and brokers in the northeastern portion of the United States and California. The results of operations of Broadway are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Stock Offering/Regulatory Capital
     The Company did not repurchase any of its outstanding common stock during the first nine months of 2008.
     The Company announced on August 26, 2008 that it sold $50 million ($49.4 million net of issuance costs) of non-cumulative perpetual convertible preferred stock in a private transaction. If declared, dividends on the preferred stock are payable quarterly in arrears at a rate of 8.00% per annum. The shares are convertible into common stock at the option of the holder at a price per share of $27.38 which is equal to 120% of the average of the midpoint of the intraday high and intraday low trading prices for the Company’s common stock for the fifteen consecutive trading day period ended August 22, 2008. On and after August 26, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.
     The entire issue was purchased by funds controlled by CIVC Partners, a Chicago based private equity firm focused on providing capital to high growth companies in financial services, business services, and media and information services. CIVC is very familiar with Wintrust as CIVC successfully invested in the Company in the past.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust opened the following banking locations:
–	Vernon Hills, Illinois (Libertyville Bank & Trust Company) – opened second quarter 2008

–	Deerfield, Illinois (Northbrook Bank & Trust Company) – opened first quarter 2008

Financial Performance Overview
     For the third quarter of 2008, net interest income totaled $60.7 million, down $5.5 million compared to the third quarter of 2007. Average earning assets for the third quarter of 2008 increased by $455 million compared to the third quarter of 2007. Average loans increased by $464 million, accounting for essentially all of the earning asset growth over the past 12 months. The average earning asset growth of $455 million over the past 12 months was funded by a $382 million increase in the average balances of Savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $116 million, an increase in the average balance of wholesale borrowings (primarily repurchase agreements) of $104 million, decreases in the average balance of retail certificates of deposit of $100 million and the average balance of brokered certificates of deposit of $47 million. At September 30, 2008, $191 million of retail deposits are held in the Company’s MaxSafe® suite of products (certificates of deposit, MMA and NOW). MaxSafe is an innovative investment alternative that provides up to 15 times (currently $3.75 million for interest-bearing accounts) the FDIC insurance security of a traditional banking deposit by depositing a customer’s funds across all 15 of the Company’s community banks.
     The net interest margin for the third quarter of 2008 was 2.74%, compared to 3.14% in the third quarter of 2007 and 2.77% in the second quarter of 2008. Core net interest margin, which excludes both the impact of the Company’s junior subordinated debentures and the common stock repurchases on the net interest margin, was 2.97% in the third quarter of 2008, down compared to 3.43% in the third quarter of 2007 and a decrease from the 3.02% in the second quarter of 2008. The decrease in the net interest margin in the third quarter of 2008 when compared to the third quarter of 2007 is directly attributable to interest rate compression as certain variable rate retail deposit rates are unable to decline at the same magnitude as variable rate earning assets and the negative impact of an increased balance of nonaccrual loans. For the year, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”)
     In the third quarter of 2008, the yield on loans decreased 188 basis points and the rate on interest-bearing deposits decreased 130 basis points compared to the third quarter of 2007. Management believes opportunities for increasing spreads in the commercial and commercial real estate portfolio should help offset the effects of interest rate spread compression on variable rate retail deposits and the unprecedented competitive retail deposit pricing given the current economic conditions that have hindered net interest margin expansion.
     Non-interest income totaled $21.9 million in the third quarter of 2008, increasing $10.4 million, or 90%, compared to the third quarter of 2007. The increase was primarily attributable to mortgage banking revenue increasing $7.6 million and an additional $2.7 million from fees on covered call option contracts written against certain U.S. Treasury and agency securities held in the Company’s portfolio for liquidity and other purposes. Mortgage banking revenue in the third quarter of 2007 included charges for $6.7 million (pre-tax) to reflect estimated losses relating to recourse obligations on residential mortgage loans sold to investors and losses on certain residential loans held for sale. Net available-for-sale securities gains also increased $996,000 in the third quarter of 2008 compared to the third quarter of 2007. The third quarter of 2008 security gains were offset by $2.1 million (pre-tax) of other-than-temporary impairment charges primarily associated with corporate debt investments. Revenue from bank owned life insurance decreased $1.7 million primarily as a result of a $1.4 million death benefit recorded in the third quarter of 2007.
     Non-interest expense totaled $63.0 million in the third quarter of 2008, increasing $3.5 million, or 6%, compared to the third quarter of 2007. Salary and employee benefits expense increased $1.6 million, or 5%, while equipment costs increased $140,000, data processing costs increased $205,000, occupancy costs increased $363,000, professional fees increased $438,000, the increase in FDIC insurance premiums added $277,000 of additional expense and other miscellaneous expenses increased $673,000 (the primary contributor being expenses related to other real estate owned).
     Non-performing loans totaled $113.0 million, or 1.54% of total loans, at September 30, 2008, compared to $86.8 million, or 1.21% of total loans, at June 30, 2008 and $46.9 million, or 0.69% of total loans, at September 30, 2007. Total non-performing loans increased by $26.2 million since June 30, 2008. Other real estate acquired in foreclosure of $12.5 million at September 30, 2008 increased $3.3 million compared to June 30, 2008.
     The $95.4 million of non-performing loans classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $39.1 million of residential real estate construction and land development related loans, $5.9 million of commercial related loans, $19.2 million of commercial real estate related loans, $17.5 million of commercial real estate construction and land development related loans, $13.4 million of residential real estate and home equity related loans and $269,000 of consumer related loans. Twelve of these relationships exceed $2.5 million in outstanding balances, approximating $69.1 million in total outstanding balances.
     The provision for credit losses totaled $24.1 million for the third quarter of 2008 compared to $10.3 million for the second quarter of 2008 and $4.4 million in the third quarter of 2007. Net charge-offs for the third quarter totaled 84 basis points on an annualized basis compared to 17 basis points on an annualized basis in the third quarter of 2007 and 36 basis points on an annualized basis in the second quarter of 2008. The provision for credit losses in the third quarter and the first nine months of 2008 reflects the Company’s current net charge-offs and credit quality levels. Annualized net-charge-offs as a percentage of average loans for the first nine months of 2008 were 50 basis points, compared to 12 basis points on an annualized basis in the first nine months of 2007. The provision for credit losses totaled $43.0 million in the first nine months of 2008 compared to $8.7 million in the first nine months of 2007.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Selected Financial Condition Data (at end of period):
Total assets	$9,864,920	$9,465,114
Total loans	7,322,545	6,808,359
Total deposits	7,829,527	7,578,064
Junior subordinated debentures	249,537	249,704
Total shareholders’ equity	809,331	721,973

Selected Statements of Income Data:
Net interest income	$60,680	$66,187	$181,822	$196,112
Net revenue (1)	82,595	77,724	261,301	248,232
(Loss) income before taxes	(4,518)	13,872	27,914	60,201
Net (loss) income	(2,448)	9,919	18,533	40,010
Net (loss) income per common share – Basic	(0.13)	0.42	0.76	1.65
Net (loss) income per common share – Diluted	(0.12)	0.40	0.75	1.59

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	2.74%	3.14%	2.83%	3.13%
Core net interest margin (2) (6)	2.97	3.43	3.08	3.39
Non-interest income to average assets	0.88	0.49	1.10	0.74
Non-interest expense to average assets	2.54	2.52	2.64	2.55
Net overhead ratio (3)	1.65	2.03	1.54	1.81
Efficiency ratio (4) (6)	76.57	75.73	72.19	71.65
Return on average assets	(0.10)	0.42	0.26	0.57
Return on average common equity	(1.59)	5.53	3.20	7.34

Average total assets	$9,881,554	$9,382,060	$9,646,060	$9,405,996
Average total shareholders’ equity	765,892	712,115	756,801	728,959
Average loans to average deposits ratio	94.1%	91.3%	94.5%	88.9%

Common Share Data at end of period:
Market price per common share	$29.35	$42.69
Book value per common share	$32.07	$30.55
Common shares outstanding	23,693,799	23,631,673

Other Data at end of period:
Allowance for credit losses (5)	$66,820	$49,214
Non-performing loans	$113,041	$46,858
Allowance for credit losses to total loans (5)	0.91%	0.72%
Non-performing loans to total loans	1.54%	0.69%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	79	78

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2008	2007	2007

Assets
Cash and due from banks	$158,201	$170,190	$149,970
Federal funds sold and securities purchased under resale agreements	35,181	90,964	62,297
Interest bearing deposits with banks	4,686	10,410	9,740
Available-for-sale securities, at fair value	1,469,500	1,303,837	1,536,027
Trading account securities	2,243	1,571	1,350
Brokerage customer receivables	19,436	24,206	23,800
Mortgage loans held-for-sale	68,398	109,552	104,951
Loans, net of unearned income	7,322,545	6,801,602	6,808,359
Less: Allowance for loan losses	66,327	50,389	48,757

Net loans	7,256,218	6,751,213	6,759,602
Premises and equipment, net	349,388	339,297	336,755
Accrued interest receivable and other assets	209,970	273,678	192,938
Goodwill	276,310	276,204	268,983
Other intangible assets	15,389	17,737	18,701

Total assets	$9,864,920	$9,368,859	$9,465,114

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$717,587	$664,264	$658,214
Interest bearing	7,111,940	6,807,177	6,919,850

Total deposits	7,829,527	7,471,441	7,578,064

Notes payable	42,025	60,700	71,900
Federal Home Loan Bank advances	438,983	415,183	408,192
Other borrowings	296,391	254,434	271,106
Subordinated notes	75,000	75,000	75,000
Junior subordinated debentures	249,537	249,662	249,704
Accrued interest payable and other liabilities	124,126	102,884	89,175

Total liabilities	9,055,589	8,629,304	8,743,141

Shareholders’ equity:
Preferred stock	49,379	—	—
Common stock	26,548	26,281	26,060
Surplus	550,994	539,127	532,407
Treasury stock	(122,290)	(122,196)	(107,742)
Common stock warrants	459	459	618
Retained earnings	318,066	309,556	293,913
Accumulated other comprehensive loss	(13,825)	(13,672)	(23,283)

Total shareholders’ equity	809,331	739,555	721,973

Total liabilities and shareholders’ equity	$9,864,920	$9,368,859	$9,465,114

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2008	2007	2008	2007

Interest income
Interest and fees on loans	$108,495	$134,578	$336,251	$393,722
Interest bearing deposits with banks	27	203	215	691
Federal funds sold and securities purchased under resale agreements	197	238	1,303	3,499
Securities	17,599	19,104	50,233	60,423
Trading account securities	23	27	69	45
Brokerage customer receivables	228	495	834	1,460

Total interest income	126,569	154,645	388,905	459,840

Interest expense
Interest on deposits	53,405	74,324	168,697	223,949
Interest on Federal Home Loan Bank advances	4,583	4,479	13,696	13,008
Interest on notes payable and other borrowings	2,661	3,721	8,331	9,011
Interest on subordinated notes	786	1,305	2,716	3,873
Interest on junior subordinated debentures	4,454	4,629	13,643	13,887

Total interest expense	65,889	88,458	207,083	263,728

Net interest income	60,680	66,187	181,822	196,112
Provision for credit losses	24,129	4,365	42,985	8,662

Net interest income after provision for credit losses	36,551	61,822	138,837	187,450

Non-interest income
Wealth management	7,044	7,631	22,680	23,021
Mortgage banking	4,488	(3,122)	18,120	9,095
Service charges on deposit accounts	2,674	2,139	7,612	6,098
Gain on sales of premium finance receivables	456	—	2,163	444
Administrative services	803	980	2,271	3,041
Gains (losses) on available-for-sale securities, net	920	(76)	(553)	163
Other	5,530	3,985	27,186	10,258

Total non-interest income	21,915	11,537	79,479	52,120

Non-interest expense
Salaries and employee benefits	35,823	34,256	109,471	105,233
Equipment	4,050	3,910	12,025	11,329
Occupancy, net	5,666	5,303	16,971	16,085
Data processing	2,850	2,645	8,566	7,699
Advertising and marketing	1,343	1,515	3,709	4,106
Professional fees	2,195	1,757	6,490	5,045
Amortization of other intangible assets	781	964	2,348	2,897
Other	10,276	9,137	30,822	26,975

Total non-interest expense	62,984	59,487	190,402	179,369

(Loss) income before taxes	(4,518)	13,872	27,914	60,201
Income tax (benefit) expense	(2,070)	3,953	9,381	20,191

Net (loss) income	$(2,448)	$9,919	$18,533	$40,010

Dividends declared on preferred shares	544	—	544	—

Net (loss) income applicable to common shares	$(2,992)	$9,919	$17,989	$40,010

Net (loss) income per common share — Basic	$(0.13)	$0.42	$0.76	$1.65

Net (loss) income per common share — Diluted	$(0.12)	$0.40	$0.75	$1.59

Cash dividends declared per common share	$0.18	$0.16	$0.36	$0.32

Weighted average common shares outstanding	23,644	23,797	23,590	24,322
Dilutive potential common shares	456	795	525	806

Average common shares and dilutive common shares	24,100	24,592	24,115	25,128

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases (“Core Net Interest Margin”). Because junior subordinated debentures are utilized by the Company primarily as capital instruments and the cost incurred to fund common stock repurchases is capital utilization related, management finds it useful to view the net interest margin excluding these expenses and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2008	2007	2008	2007

(A) Interest income (GAAP)	$126,569	$154,645	$388,905	$459,840
Taxable-equivalent adjustment:
– Loans	142	214	499	618
– Liquidity management assets	423	534	1,362	1,634
– Other earning assets	12	6	31	11

Interest income – FTE	$127,146	$155,399	$390,797	$462,103
(B) Interest expense (GAAP)	65,889	88,458	207,083	263,728

Net interest income – FTE	$61,257	$66,941	$183,714	$198,375

(C) Net interest income (GAAP) (A minus B)	$60,680	$66,187	$181,822	$196,112
Net interest income – FTE	$61,257	$66,941	$183,714	$198,375
Add: Net interest expense on junior subordinated debentures and interest cost incurred for common stock repurchases (1)	5,157	6,047	16,519	16,954

Core net interest income – FTE (2)	$66,414	$72,988	$200,233	$215,329

(D) Net interest margin (GAAP)	2.71%	3.11%	2.80%	3.09%
Net interest margin – FTE	2.74%	3.14%	2.83%	3.13%
Core net interest margin — FTE (2)	2.97%	3.43%	3.08%	3.39%
(E) Efficiency ratio (GAAP)	77.12%	76.46%	72.71%	72.31%
Efficiency ratio – FTE	76.57%	75.73%	72.19%	71.65%

(1)	Interest expense from the junior subordinated debentures is net of the interest income on the Common Securities owned by the Trusts and included in interest income. Interest cost incurred for common stock repurchases is estimated using current period average rates on certain debt obligations.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2008	2007	2007	2007 (1)	2007
Balance:
Commercial and commercial real estate	$4,673,682	$4,408,661	$4,219,320	8%	11%
Home equity	837,127	678,298	654,022	31	28
Residential real estate	247,203	226,686	220,084	12	12
Premium finance receivables	1,205,376	1,078,185	1,289,920	16	(7)
Indirect consumer loans (2)	199,845	241,393	253,058	(23)	(21)
Tricom finance receivables	16,924	27,719	33,342	(52)	(49)
Other loans	142,388	140,660	138,613	2	3

Total loans, net of unearned income	$7,322,545	$6,801,602	$6,808,359	10%	8%

Mix:
Commercial and commercial real estate	64%	65%	62%
Home equity	11	10	10
Residential real estate	4	3	3
Premium finance receivables	17	16	19
Indirect consumer loans (2)	3	4	4
Tricom finance receivables	—	—	—
Other loans	1	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans
DEPOSITS

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2008	2007	2007	2007 (1)	2007
Balance:
Non-interest bearing	$717,587	$664,264	$658,214	11%	9%
NOW	1,012,393	1,014,780	1,005,002	—	1
Wealth Management deposits (2)	583,715	599,426	563,003	(4)	4
Money market	997,638	701,972	690,798	56	44
Savings	317,108	297,586	291,466	9	9
Time certificates of deposit	4,201,086	4,193,413	4,369,581	—	(4)

Total deposits	$7,829,527	$7,471,441	$7,578,064	6%	3%

Mix:
Non-interest bearing	9%	9%	9%
NOW	13	14	13
Wealth Management deposits (2)	7	8	7
Money market	13	9	9
Savings	4	4	4
Time certificates of deposit	54	56	58

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2008 compared to the third quarter of 2007 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2008			September 30, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,544,465	$18,247	4.70%	$1,551,389	$20,079	5.13%
Other earning assets (2) (3) (8)	21,687	262	4.81	23,882	527	8.76
Loans, net of unearned income (2) (4) (8)	7,343,845	108,637	5.89	6,879,856	134,793	7.77

Total earning assets (8)	$8,909,997	$127,146	5.68%	$8,455,127	$155,399	7.29%

Allowance for loan losses	(57,751)			(48,839)
Cash and due from banks	133,527			129,904
Other assets	895,781			845,868

Total assets	$9,881,554			$9,382,060

Interest-bearing deposits	$7,127,065	$53,405	2.98%	$6,892,110	$74,324	4.28%
Federal Home Loan Bank advances	438,983	4,583	4.15	403,590	4,479	4.40
Notes payable and other borrowings	398,911	2,661	2.65	330,184	3,721	4.47
Subordinated notes	75,000	786	4.10	75,000	1,305	6.81
Junior subordinated debentures	249,552	4,454	6.98	249,719	4,629	7.25

Total interest-bearing liabilities	$8,289,511	$65,889	3.16%	$7,950,603	$88,458	4.41%

Non-interest bearing deposits	678,651			643,338
Other liabilities	147,500			76,004
Equity	765,892			712,115

Total liabilities and shareholders’ equity	$9,881,554			$9,382,060

Interest rate spread (5) (8)			2.52%			2.88%
Net free funds/contribution (6)	$620,486		0.22	$504,524		0.26

Net interest income/Net interest margin (8)		$61,257	2.74%		$66,941	3.14%

Core net interest margin (7) (8)			2.97%			3.43%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2008 and 2007 were $576,000 and $754,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2008 totaled $61.3 million, a decrease of $5.7 million, or 8%, as compared to the $66.9 million recorded in the same quarter of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2008, the net interest margin was 2.74%, down 40 basis points when compared to the third quarter of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 2.97% for the third quarter of 2008 and 3.43% for the third quarter of 2007.
The yield on total earning assets for the third quarter of 2008 was 5.68% as compared to 7.29% in the third quarter of 2007. The third quarter 2008 yield on loans was 5.89%, a 188 basis point decrease when compared to the prior year third quarter yield of 7.77%. The liquidity management assets yield in the third quarter of 2008 was 4.70% compared to 5.13% in the third quarter of 2007.
The rate paid on interest-bearing liabilities decreased to 3.16% in the third quarter of 2008 as compared to 4.41% in the third quarter of 2007. The cost of interest-bearing deposits decreased in the third quarter of 2008 to 2.98% compared to 4.28% in the third quarter of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.24% in the third quarter of 2008 compared to 5.27% in the third quarter of 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the third quarter of 2008 were caused by margin compression. The Company has made progress in shifting its mix of retail deposits away from certificates of deposit into lower cost, more variable rate NOW, savings, money market and wealth management deposits. Interest rate compression on large portions of NOW, savings and money market accounts as the Federal Reserve quickly lowered rates prevented these deposits from repricing at the same magnitude as variable rate earning assets. Management believes opportunities for increasing spreads in the commercial and commercial real estate portfolio should help offset the effects of interest rate spread compression on variable rate retail deposits and the unprecedented competitive retail deposit pricing given the current economic conditions that have hindered net interest margin expansion. The average loan-to-average deposit ratio increased to 94.1% in the third quarter of 2008 from 91.3% in the third quarter of 2007. In the fourth quarter of 2007 the Company reinstated its program of selling premium finance receivables as the average loan-to-average deposit ratio was above the target of 85% to 90%. The higher nature of this ratio is primarily a result of the strong commercial and commercial real estate loan growth combined with a restricted market for loan sales and securitizations.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2008 compared to the second quarter of 2008 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2008			June 30, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,544,465	$18,247	4.70%	$1,543,795	$17,521	4.56%
Other earning assets (2) (3) (8)	21,687	262	4.81	22,519	270	4.83
Loans, net of unearned income (2) (4) (8)	7,343,845	108,637	5.89	7,158,317	108,961	6.12

Total earning assets (8)	$8,909,997	$127,146	5.68%	$8,724,631	$126,752	5.84%

Allowance for loan losses	(57,751)			(53,798)
Cash and due from banks	133,527			125,806
Other assets	895,781			885,815

Total assets	$9,881,554			$9,682,454

Interest-bearing deposits	$7,127,065	$53,405	2.98%	$6,906,437	$53,862	3.14%
Federal Home Loan Bank advances	438,983	4,583	4.15	437,642	4,557	4.19
Notes payable and other borrowings	398,911	2,661	2.65	439,130	2,900	2.66
Subordinated notes	75,000	786	4.10	75,000	843	4.45
Junior subordinated debentures	249,552	4,454	6.98	249,594	4,598	7.29

Total interest-bearing liabilities	$8,289,511	$65,889	3.16%	$8,107,803	$66,760	3.31%

Non-interest bearing deposits	678,651			663,526
Other liabilities	147,500			150,872
Equity	765,892			760,253

Total liabilities and shareholders’ equity	$9,881,554			$9,682,454

Interest rate spread (5) (8)			2.52%			2.53%
Net free funds/contribution (6)	$620,486		0.22	$616,828		0.24

Net interest income/Net interest margin (8)		$61,257	2.74%		$59,992	2.77%

Core net interest margin (7) (8)			2.97%			3.02%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2008 was $576,000 and for the three months ended June 30, 2008 was $592,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2008 totaled $61.3 million, an increase of $1.3 million, or 2%, as compared to the $60.0 million recorded in the second quarter of 2008.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2008, the net interest margin was 2.74%, down three basis points when compared to the second quarter of 2008. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 2.97% for the third quarter of 2008 and 3.02% for the second quarter of 2008.

The yield on total earning assets for the third quarter of 2008 was 5.68% as compared to 5.84% in the second quarter of 2008. The third quarter 2008 yield on loans was 5.89%, a 23 basis point decrease when compared to the second quarter 2008 yield of 6.12%. The decline in loan yield was primarily attributable to interest reversed on loans placed in nonaccrual status during the third quarter of 2008. The liquidity management assets yield in the third quarter of 2008 was 4.70% compared to 4.56% in the second quarter of 2008.
The rate paid on interest-bearing liabilities decreased to 3.16% in the third quarter of 2008 as compared to 3.31% in the second quarter of 2008. The cost of interest-bearing deposits decreased in the third quarter of 2008 to 2.98% compared to 3.14% in the second quarter of 2008. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.24% in the third quarter of 2008 compared to 4.29% in the second quarter of 2008. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The higher level of net interest income recorded in the third quarter of 2008 compared to the second quarter of 2008 was offset by continued margin compression. Higher levels of interest reversed on loans placed in nonaccrual status, higher average balances of nonaccrual loans and lower contributions from net free funds as a result of lower interest rates caused the margin to decline by three basis points. Average earning asset growth of $185 million in the third quarter of 2008 compared to the second quarter of 2008 was generated entirely in the loan portfolio. This growth was funded by a $64 million increase in the average balances of Savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of retail certificates of deposit of $196 million, an increase in the average balance of net free funds of $4 million, decreases in the average balance of wholesale borrowings (primarily notes payable at the holding company) of $39 million and the average balance of brokered certificates of deposit of $40 million. At September 30, 2008, $191 million of retail deposits are held in the Company’s MaxSafe suite of products (certificates of deposit, MMA and NOW). MaxSafe is an innovative and unmatched investment alternative that provides up to 15 times (currently $3.75 million for interest-bearing deposits) the FDIC insurance security of a traditional banking deposit by depositing a customer’s funds across all 15 of the Company’s community banks.
The average loan-to-average deposit ratio was 94.1% in the third quarter of 2008 compared to 94.6% in the second quarter of 2008. The higher nature of this ratio is primarily a result of the strong commercial and commercial real estate loan growth combined with a restricted market for loan sales and securitizations.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007:

	Nine Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,493,511	$53,114	4.75%	$1,715,848	$66,247	5.16%
Other earning assets (2) (3) (8)	23,530	933	5.30	25,006	1,516	8.11
Loans, net of unearned income (2) (4) (8)	7,171,467	336,750	6.27	6,754,972	394,340	7.81

Total earning assets (8)	$8,688,508	$390,797	6.01%	$8,495,826	$462,103	7.27%

Allowance for loan losses	(54,352)			(48,090)
Cash and due from banks	128,045			131,185
Other assets	883,859			827,075

Total assets	$9,646,060			$9,405,996

Interest-bearing deposits	$6,927,829	$168,697	3.25%	$6,955,768	$223,949	4.30%
Federal Home Loan Bank advances	434,528	13,696	4.21	396,869	13,008	4.38
Notes payable and other borrowings	389,882	8,331	2.85	279,637	9,011	4.31
Subordinated notes	75,000	2,716	4.76	75,000	3,873	6.81
Junior subordinated debentures	249,594	13,643	7.18	249,760	13,887	7.33

Total interest-bearing liabilities	$8,076,833	$207,083	3.42%	$7,957,034	$263,728	4.43%

Non-interest bearing deposits	661,787			644,576
Other liabilities	150,639			75,427
Equity	756,801			728,959

Total liabilities and shareholders’ equity	$9,646,060			$9,405,996

Interest rate spread (5) (8)			2.59%			2.84%
Net free funds/contribution (6)	$611,675		0.24	$538,792		0.29

Net interest income/Net interest margin (8)		$183,714	2.83%		$198,375	3.13%

Core net interest margin (7) (8)			3.08%			3.39%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2008 and 2007 were $1.9 million and $2.3 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the nine months ended September 30, 2008 totaled $183.7 million, a decrease of $14.7 million, or 7%, as compared to the $198.4 million recorded in the first nine months of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first nine months of 2008, the net interest margin was 2.83%, down 30 basis points when compared to the first nine months of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.08% for the first nine months of 2008 and 3.39% for the first nine months of 2007.
The yield on total earning assets for the first nine months of 2008 was 6.01% as compared to 7.27% in the first nine months of 2007. The first nine months of 2008 yield on loans was 6.27%, a 154 basis point decrease when compared to the prior year first nine months yield of 7.81%. The liquidity management assets yield in the first nine months of 2008 was 4.75% compared to 5.16% in the first nine months of 2007.
The rate paid on interest-bearing liabilities decreased to 3.42% in the first nine months of 2008 as compared to 4.43% in the first nine months of 2007. The cost of interest-bearing deposits decreased in the first nine months of 2008 to 3.25% compared to 4.30% in the first nine months of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.43% in the first nine months of 2008 compared to 5.28% in the first nine months of 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the first nine months of 2008 were caused by margin compression. During the first nine months of 2008, the cost of interest-bearing deposits declined 105 basis points while the yield on total loans decreased 154 basis points. This interest-rate spread compression combined with a five basis point reduction in the contribution from net free funds contributed to the 30 basis point decline in net interest margin. Year-to-date average loan growth of $416 million in 2008 compared to 2007 was funded by a $346 million increase in the year-to-date average balances of Savings, NOW, MMA and Wealth Management deposits, an increase in the year-to-date average balance of net free funds of $73 million, an increase in the year-to-date average balance of wholesale borrowings (primarily repurchase agreements) of $148 million, reduced year-to-date average balances of liquidity management assets and other earning assets of $224 million, offset by decreases in the year-to-date average balance of retail certificates of deposit of $340 million and brokered certificates of deposit of $34 million.

NON-INTEREST INCOME
For the third quarter of 2008, non-interest income totaled $21.9 million and increased $10.4 million compared to the third quarter of 2007. The increase was primarily attributable to mortgage banking revenue, fees from covered call options, service charges on deposit accounts, gains on sales of premium finance receivables and gains on available for sale securities. Offsetting these increases were lower levels of wealth management revenue and lower revenue from Bank Owned Life Insurance.
The following table presents non-interest income by category for the three months ended September 30, 2008 and 2007:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Brokerage	$4,354	$4,727	(373)	(8)
Trust and asset management	2,690	2,904	(214)	(7)

Total wealth management	7,044	7,631	(587)	(8)

Mortgage banking	4,488	(3,122)	7,610	N/M
Service charges on deposit accounts	2,674	2,139	535	25
Gain on sales of premium finance receivables	456	—	456	100
Administrative services	803	980	(177)	(18)
Gains (losses) on available-for-sale securities, net	920	(76)	996	N/M
Other:
Fees from covered call options	2,723	56	2,667	N/M
Bank Owned Life Insurance	478	2,205	(1,727)	(78)
Miscellaneous	2,329	1,724	605	35

Total other	5,530	3,985	1,545	39

Total non-interest income	$21,915	$11,537	10,378	90

N/M = Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $7.0 million in the third quarter of 2008 and $7.6 million in the third quarter of 2007. Decreased asset valuations due to the recent equity market declines have hindered the revenue growth from trust and asset management activities. Continued uncertainties surrounding the equity markets overall have slowed the growth of the brokerage component of wealth management revenue.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended September 30, 2008, this revenue source totaled $4.5 million, an increase of $7.6 million when compared to the third quarter of 2007. The mortgage banking revenue recorded in the third quarter of 2007 included $5.5 million for estimated losses related to recourse obligations on residential mortgage loans sold to investors and $1.2 million fair market value adjustment on residential mortgage loans held for sale. Future growth of mortgage banking is impacted by the interest rate environment and current residential housing conditions and will continue to be dependent upon both. A continuation of the existing depressed residential real-estate environment may hamper mortgage banking production growth.
Service charges on deposit accounts totaled $2.7 million for the third quarter of 2008, an increase of $535,000, or 25%, when compared to the same quarter of 2007. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold $35 million of premium finance receivables in the third quarter of 2008, recognizing $456,000 of net gains. There were no gains recorded in the third quarter of 2007 on sales of premium finance receivables or on clean-up calls of previous sales. Sales of these receivables in future quarters are dependent upon an improvement in the market conditions impacting both sales of these loans and the opportunity for securitizing these loans as well as capital management considerations.
The administrative services revenue contributed by Tricom added $803,000 to total non-interest income in the third quarter of 2008 and $980,000 in the third quarter of 2007. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category. Growth of this revenue source continues to be hampered by competitive pricing and the current economic conditions.
Other non-interest income for the third quarter of 2008 totaled $5.5 million compared to $4.0 million in the third quarter of 2007. The largest components of the increase in other income were fees from certain covered call option transactions increasing $2.7 million in the third quarter of 2008 compared the same period of 2007. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. The covered call option contracts are written against certain U.S. Treasury and agency securities held in the Company’s portfolio for liquidity and other purposes. The interest rate environment continues to be conducive to increased covered call option transaction revenue. To date, the Company has recorded $6.2 million of covered call option income in the fourth quarter of 2008. The decrease in Bank Owned Life Insurance revenue in the third quarter of 2008 compared to the third quarter of 2007 is directly attributable to a death benefit of $1.4 million received in the third quarter of 2007.
The following table presents non-interest income by category for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Brokerage	$14,339	$14,882	(543)	(4)
Trust and asset management	8,341	8,139	202	2

Total wealth management	22,680	23,021	(341)	(1)

Mortgage banking	18,120	9,095	9,025	99
Service charges on deposit accounts	7,612	6,098	1,514	25
Gain on sales of premium finance receivables	2,163	444	1,719	N/M
Administrative services	2,271	3,041	(770)	(25)
(Losses) gains on available-for-sale securities, net	(553)	163	(716)	N/M
Other:
Fees from covered call options	21,586	935	20,651	N/M
Bank Owned Life Insurance	1,941	4,006	(2,065)	(52)
Miscellaneous	3,659	5,317	(1,658)	(31)

Total other	27,186	10,258	16,928	N/M

Total non-interest income	$79,479	$52,120	27,359	52

N/M = Not Meaningful
For the nine months ended September 30, 2008, non-interest income totaled $79.5 million and increased $27.4 million compared to the same period in 2007.
The largest component of the year-to-date increase, fees from covered call options, increased $20.7 million compared to 2007. So far in 2008, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”) Mortgage banking revenue increased in 2008 primarily as a result of the charges recorded in the third quarter of 2007 that decreased reported revenue at that time. Miscellaneous revenue has decreased in 2008 primarily as a result of $1.2 million of net losses recorded on certain equity based limited partnership investments.

NON-INTEREST EXPENSE
Non-interest expense for the third quarter of 2008 totaled $63.0 million and increased approximately $3.5 million, or 6%, from the third quarter 2007 total of $59.5 million.
The following table presents non-interest expense by category for the three months ended September 30, 2008 and 2007:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Salaries and employee benefits	$35,823	$34,256	1,567	5
Equipment	4,050	3,910	140	4
Occupancy, net	5,666	5,303	363	7
Data processing	2,850	2,645	205	8
Advertising and marketing	1,343	1,515	(172)	(11)
Professional fees	2,195	1,757	438	25
Amortization of other intangible assets	781	964	(183)	(19)
Other:
Commissions – 3rd party brokers	985	924	61	7
Postage	1,067	948	119	13
Stationery and supplies	750	741	9	1
FDIC insurance	1,344	1,067	277	26
Miscellaneous	6,130	5,457	673	12

Total other	10,276	9,137	1,139	12

Total non-interest expense	$62,984	$59,487	3,497	6

Salary and employee benefits expense increased $1.6 million, or 5%, in the third quarter of 2008 when compared to the third quarter of 2007. Base salary increases made up the largest portion of this increase.
Equipment, occupancy and data processing have all been directly impacted by the additional and expanded banking locations in the past 12 months. In the third quarter of 2008, equipment cost increased $140,000, or 4%, while occupancy cost increased $363,000, or 7%, over the third quarter of 2007. Additionally, data processing increased $205,000, or 8%, while professional fees increased $438,000, or 25%, primarily as a result of increased legal costs related to non-performing assets.
Total other expenses increased $1.1 million in the third quarter of 2008 compared to the third quarter of 2007. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. Increased FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007 accounted for $277,000 of the increase. The Company’s banks, like most banks, received credits for overcharges by the FDIC in the past few years, effectively reducing their premiums. While most of the Company’s banks received and used these credits during the first three quarters of 2007, the total amount of credits received by the Company was less than other bank holding companies related to the fact that most of the Company’s banks are de novo operations started in the last 16 years. The largest component of the miscellaneous expense increase of $673,000 was an increase of $257,000 in other real estate owned expenses.

The following table presents non-interest expense by category for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Salaries and employee benefits	$109,471	$105,233	4,238	4
Equipment	12,025	11,329	696	6
Occupancy, net	16,971	16,085	886	6
Data processing	8,566	7,699	867	11
Advertising and marketing	3,709	4,106	(397)	(10)
Professional fees	6,490	5,045	1,445	29
Amortization of other intangible assets	2,348	2,897	(549)	(19)
Other:
Commissions – 3rd party brokers	2,967	2,949	18	1
Postage	3,108	2,767	341	12
Stationery and supplies	2,247	2,310	(63)	(3)
FDIC Insurance	3,919	2,456	1,463	60
Miscellaneous	18,581	16,493	2,088	13

Total other	30,822	26,975	3,847	14

Total non-interest expense	$190,402	$179,369	11,033	6

Non-interest expense for the first nine months of 2008 totaled $190.4 million and increased approximately $11.0 million, or 6%, from the 2007 total of $179.4 million. Salary and employee benefits, professional fees, FDIC insurance and other expenses recorded the largest increases. Professional fees increased $1.4 million, or 29%, primarily as a result of increased legal costs related to non-performing assets. Miscellaneous expenses increased $2.1 million, or 13%, primarily due to a $514,000 increase in expenses related to other real estate owned and approximately $1.4 million reduction in deferred loan origination costs (in accordance with FAS 91) primarily due to the adoption of FAS 159 on January 1, 2008 for Mortgages Held for Sale originated by the Company’s mortgage subsidiary. Origination costs are no longer deferred on mortgage loans originated for sale at this subsidiary with the impact being higher current operating expenses (as reflected in the miscellaneous expense component) offset by higher levels of gains recognized on the sale of the loans to the end investors (due to the lower cost basis of the loan).

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2008	2007	2008	2007
Allowance for loan losses at beginning of period	$57,633	$47,392	$50,389	$46,055
Provision for credit losses	24,129	4,365	42,985	8,662

Charge-offs:
Commercial and commercial real estate loans	13,543	2,239	22,930	4,929
Home equity loans	28	—	53	133
Residential real estate loans	786	—	1,004	147
Consumer and other loans	125	65	344	463
Premium finance receivables	1,002	625	2,798	1,760
Indirect consumer loans	292	247	821	527
Tricom finance receivables	40	102	117	152

Total charge-offs	15,816	3,278	28,067	8,111

Recoveries:
Commercial and commercial real estate loans	216	82	285	1,498
Home equity loans	—	—	—	60
Residential real estate loans	—	—	—	—
Consumer and other loans	18	37	82	100
Premium finance receivables	118	115	518	366
Indirect consumer loans	29	44	135	124
Tricom finance receivables	—	—	—	3

Total recoveries	381	278	1,020	2,151

Net charge-offs	(15,435)	(3,000)	(27,047)	(5,960)

Allowance for loan losses at period end	$66,327	$48,757	$66,327	$48,757

Allowance for unfunded loan commitments at period end	$493	$457	$493	$457

Allowance for credit losses at period end	$66,820	$49,214	$66,820	$49,214

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	1.15%	0.21%	0.67%	0.11%
Home equity loans	0.01	—	0.01	0.02
Residential real estate loans	0.92	—	0.39	0.06
Consumer and other loans	0.30	0.11	0.25	0.51
Premium finance receivables	0.29	0.16	0.26	0.15
Indirect consumer loans	0.49	0.32	0.41	0.22
Tricom finance receivables	0.78	1.30	0.66	0.59

Total loans, net of unearned income	0.84%	0.17%	0.50%	0.12%

Net charge-offs as a percentage of the provision for loan losses	63.97%	68.72%	62.92%	68.81%

Loans at period-end			$7,322,545	$6,808,359
Allowance for loan losses as a percentage of loans at period-end			0.91%	0.72%
Allowance for credit losses as a percentage of loans at period-end			0.91%	0.72%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Loans
The following table sets forth Wintrust’s non-performing loans at the dates indicated.

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2007	2007
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$1,084	$200	$51	$85
Commercial, consumer and other	6,100	2,259	14,742	2,207
Premium finance receivables	5,903	5,180	8,703	7,204
Indirect consumer loans	877	471	517	279
Tricom finance receivables	—	—	—	—

Total past due greater than 90 days and still accruing	13,964	8,110	24,013	9,775

Non-accrual loans:
Residential real estate and home equity (1)	6,214	3,384	3,215	4,465
Commercial, consumer and other	81,997	61,878	33,267	20,452
Premium finance receivables	10,239	13,005	10,725	11,400
Indirect consumer loans	627	389	560	592
Tricom finance receivables	—	40	74	174

Total non-accrual	99,077	78,696	47,841	37,083

Total non-performing loans:
Residential real estate and home equity (1)	7,298	3,584	3,266	4,550
Commercial, consumer and other	88,097	64,137	48,009	22,659
Premium finance receivables	16,142	18,185	19,428	18,604
Indirect consumer loans	1,504	860	1,077	871
Tricom finance receivables	—	40	74	174

Total non-performing loans	$113,041	$86,806	$71,854	$46,858

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.67%	0.35%	0.36%	0.52%
Commercial, consumer and other	1.83	1.35	1.06	0.52
Premium finance receivables	1.34	1.59	1.80	1.44
Indirect consumer loans	0.75	0.39	0.45	0.34
Tricom finance receivables	—	0.18	0.27	0.52

Total non-performing loans	1.54%	1.21%	1.06%	0.69%

Allowance for loan losses as a percentage of non-performing loans	58.67%	66.39%	70.13%	104.05%

(1)	Non-accrual and past due greater than 90 days and still accruing residential mortgage loans held for sale are excluded from the non-performing balances presented above. These balances totaled $0 as of September 30, 2008, $0.2 million as of June 30, 2008, and $2.0 million as of December 31, 2007. Residential mortgage loans held for sale are accounted for at lower of aggregate cost or fair value, with valuation changes included as adjustments to non-interest income.
The provision for credit losses totaled $24.1 million for the third quarter of 2008, $10.3 million in the second quarter of 2008 and $4.4 million for the third quarter of 2007. For the quarter ended September 30, 2008, net charge-offs totaled $15.4 million compared to $6.4 million in the second quarter of 2008 and $3.0 million recorded in the third quarter of

2007. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.84% in the third quarter of 2008, 0.36% in the second quarter of 2008 and 0.17% in the third quarter of 2007.
On a year-to-date basis, provision for credit losses totaled $43.0 million for the first nine months of 2008 compared to $8.7 million in the first nine months of 2007. Net charge-offs totaled $27.0 million, or 0.50% of average loans on an annualized basis in the first nine months of 2008, compared to $6.0 million, or 0.12% of average loans on an annualized basis in the first nine months of 2007.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $7.3 million as of September 30, 2008 compared to $3.6 million at June 30, 2008 and $4.6 million as of September 30, 2007. The September 30, 2008 non-performing balance is comprised of $6.0 million of residential real estate (one credit of $3.3 million and 16 individual credits totaling $2.7 million) and $1.3 million of home equity loans (16 individual credits). On average, this is approximately two non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $88.1 million as of September 30, 2008 compared to $64.1 million as of June 30, 2008 and $22.7 million as of September 30, 2007.
Management is pursuing the resolution of all credits in this category. However, given the current state of the residential real estate market, resolution of certain credits could span a lengthy period of time until market conditions stabilize. However, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Loan Composition
The $95.4 million of non-performing loans classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $39.1 million of residential real estate construction and land development related loans, $5.9 million of commercial related loans, $19.2 million of commercial real estate related loans, $17.5 million of commercial real estate construction and land development related loans, $13.4 million of residential real estate and home equity related loans and $269,000 of consumer related loans. Twelve of these relationships exceed $2.5 million in outstanding balances, approximating $69.1 million in total outstanding balances.

Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of September 30, 2008 and 2007, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	September 30, 2008	September 30, 2007
Non-performing premium finance receivables	$16,142	$18,604
- as a percent of premium finance receivables outstanding	1.34%	1.44%

Net charge-offs of premium finance receivables	$884	$510
- annualized as a percent of average premium finance receivables	0.29%	0.16%

As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Although non-performing balances and net charge-offs in this category have increased over the past 12 months, the Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing premium finance receivables.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.5 million at September 30, 2008, compared to $860,000 at June 30, 2008 and $871,000 at September 30, 2007. The ratio of these non-performing loans to total indirect consumer loans was 0.75% at September 30, 2008 compared to 0.39% at June 30, 2008 and 0.34% at September 30, 2007. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.49% for the quarter ended September 30, 2008 compared to 0.32% in the same period in 2007. The level of non-performing and net charge-offs of indirect consumer loans continue to be below standard industry ratios for this type of lending.
At the beginning of the third quarter the Company ceased the origination of indirect automobile loans. This niche business has served the Company well over the past 12 years in helping de-novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures have significantly reduced the long-term potential profitably of this niche business. Given the current economic environment, the retirement of the founder of this niche business and the distinct possibility of rising interest rates over the longer-term, exiting the origination of this business was deemed to be in the best interest of the Company at this time. The Company will continue to service its existing portfolio during the duration of the credits and does not anticipate any change in historical credit trends for this niche business given this decision.

Other Real Estate Owned
The table below presents a summary of other real estate owned as of September 30, 2008 and shows the changes in the balance from June 30, 2008 for each property type:

			Residential
	Residential		Real Estate		Commercial
	Real Estate		Development		Real Estate		Total
(Dollars in thousands)	Balance	#	Balance	#	Balance	#	Balance	#

Balance at June 30, 2008	$2,506	9	$4,683	9	$2,044	3	$9,233	21
Transfers at fair value	5,734	5	741	2	1,358	4	7,833	11
Fair value adjustments	(66)	—	(100)	—	—	—	(166)	—
Resolved	(473)	(2)	(3,112)	(5)	(792)	(1)	(4,377)	(8)

Balance at September 30, 2008	$7,701	12	$2,212	6	$2,610	6	$12,523	24

Balance at December 31, 2007							$3,858

Balance at September 30, 2007							$1,834

# = number of individual properties

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.

•	The other risk factors set forth in the Company’s filings with the Securities and Exchange Commission.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 1:00 p.m. (Central Daylight Time) Wednesday, October 22, 2008, regarding third quarter 2008 results. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #69073612. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations &  Conference Calls, Conference Calls, Third Quarter 2008 Earnings Release Conference Call.
A replay of the call will be available beginning at 5:00 p.m. (Central Daylight Time) on October 22, 2008 and will run through 10:59 p.m. (Central Daylight Time) November 5, 2008, by calling (800) 642-1687 and entering Conference ID #69073612.
# # #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

Page 31	Selected Financial Highlights

Page 32	Consolidated Statements of Condition

Page 33	Consolidated Statements of Income

Page 34	Period End Loan and Deposit Balances

Page 35	Quarterly Average Balances and Net Interest Margin

Page 36	Net Interest Margin (Including Call Option Income)

Page 37	Non-Interest Income and Expense

Page 38	Allowance for Credit Losses

Page 39	Non-Performing Loans

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights — 5 Quarter Trends

(Dollars in thousands, except per share data)	Three Months Ended
Selected Financial Condition Data	September 30,	June 30,	March 31,	December 31,	September 30,
(at end of period):	2008	2008	2008	2007	2007
Total assets	$9,864,920	$9,923,077	$9,732,466	$9,368,859	$9,465,114
Total loans	7,322,545	7,153,603	6,874,916	6,801,602	6,808,359
Total deposits	7,829,527	7,761,367	7,483,582	7,471,441	7,578,064
Junior subordinated debentures	249,537	249,579	249,621	249,662	249,704
Total shareholders’ equity	809,331	749,025	753,293	739,555	721,973

Selected Statements of Income Data:
Net interest income	$60,680	$59,400	$61,742	$65,438	$66,187
Net revenue (1)	82,595	92,408	86,298	93,406	77,724
Income before taxes	(4,518)	17,522	14,910	23,623	13,872
Net income	(2,448)	11,276	9,705	15,643	9,919
Net income per common share — Basic	(0.13)	0.48	0.41	0.67	0.42
Net income per common share — Diluted	(0.12)	0.47	0.40	0.65	0.40

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	2.74%	2.77%	2.98%	3.08%	3.14%
Core net interest margin (2) (6)	2.97	3.02	3.26	3.37	3.43
Non-interest income to average assets	0.88	1.37	1.05	1.17	0.49
Non-interest expense to average assets	2.54	2.68	2.70	2.66	2.52
Net overhead ratio (3)	1.65	1.31	1.64	1.49	2.03
Efficiency ratio (4) (6)	76.57	69.34	71.11	69.44	75.73
Return on average assets	(0.10)	0.47	0.42	0.65	0.42
Return on average equity	(1.59)	5.97	5.25	8.56	5.53
Average total assets	$9,881,554	$9,682,454	$9,373,539	$9,497,111	$9,382,060
Average total shareholders’ equity	765,892	760,253	743,997	725,145	712,115
Average loans to average deposits ratio	94.1%	94.6%	94.9%	93.1%	91.3%

Common Share Data at end of period:
Market price per common share	$29.35	$23.85	$34.95	$33.13	$42.69
Book value per common share	$32.07	$31.70	$31.97	$31.56	$30.55
Common shares outstanding	23,693,799	23,625,841	23,563,958	23,430,490	23,631,673
Other Data at end of period:
Allowance for credit losses (5)	$66,820	$58,126	$54,251	$50,882	$49,214
Non-performing loans	$113,041	$86,806	$86,541	$71,854	$46,858
Allowance for credit losses to total loans (5)	0.91%	0.81%	0.79%	0.75%	0.72%
Non-performing loans to total loans	1.54%	1.21%	1.26%	1.06%	0.69%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	8
Banking offices	79	79	78	77	78

(1)	Net revenue includes net interest income and non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2008	2008	2008	2007	2007

Assets
Cash and due from banks	$158,201	$166,857	$160,890	$170,190	$149,970
Federal funds sold and securities purchased under resale agreements	35,181	73,311	280,408	90,964	62,297
Interest-bearing deposits with banks	4,686	6,438	11,280	10,410	9,740
Available-for-sale securities, at fair value	1,469,500	1,590,648	1,110,854	1,303,837	1,536,027
Trading account securities	2,243	1,877	1,185	1,571	1,350
Brokerage customer receivables	19,436	19,661	22,786	24,206	23,800
Mortgage loans held-for-sale	68,398	118,379	102,324	109,552	104,951
Loans, net of unearned income	7,322,545	7,153,603	6,874,916	6,801,602	6,808,359
Less: Allowance for loan losses	66,327	57,633	53,758	50,389	48,757

Net loans	7,256,218	7,095,970	6,821,158	6,751,213	6,759,602
Premises and equipment, net	349,388	348,881	344,863	339,297	336,755
Accrued interest receivable and other assets	209,970	208,574	583,648	273,678	192,938
Goodwill	276,310	276,311	276,121	276,204	268,983
Other intangible assets	15,389	16,170	16,949	17,737	18,701

Total assets	$9,864,920	$9,923,077	$9,732,466	$9,368,859	$9,465,114

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$717,587	$688,512	$670,433	$664,264	$658,214
Interest bearing	7,111,940	7,072,855	6,813,149	6,807,177	6,919,850

Total deposits	7,829,527	7,761,367	7,483,582	7,471,441	7,578,064

Notes payable	42,025	41,975	70,300	60,700	71,900
Federal Home Loan Bank advances	438,983	438,983	434,482	415,183	408,192
Other borrowings	296,391	383,009	293,091	254,434	271,106
Subordinated notes	75,000	75,000	75,000	75,000	75,000
Junior subordinated debentures	249,537	249,579	249,621	249,662	249,704
Accrued interest payable and other liabilities	124,126	224,139	373,097	102,884	89,175

Total liabilities	9,055,589	9,174,052	8,979,173	8,629,304	8,743,141

Shareholders’ equity:
Preferred stock	49,379	—	—	—	—
Common stock	26,548	26,478	26,416	26,281	26,060
Surplus	550,994	547,333	544,135	539,127	532,407
Treasury stock	(122,290)	(122,258)	(122,252)	(122,196)	(107,742)
Common stock warrants	459	459	459	459	618
Retained earnings	318,066	325,314	314,038	309,556	293,913
Accumulated other comprehensive loss	(13,825)	(28,301)	(9,503)	(13,672)	(23,283)

Total shareholders’ equity	809,331	749,025	753,293	739,555	721,973

Total liabilities and shareholders’ equity	$9,864,920	$9,923,077	$9,732,466	$9,368,859	$9,465,114

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per share data)	2008	2008	2008	2007	2007

Interest income
Interest and fees on loans	$108,495	$108,803	$118,953	$131,888	$134,578
Interest bearing deposits with banks	27	68	120	150	203
Federal funds sold and securities purchased under resale agreements	197	472	634	275	238
Securities	17,599	16,553	16,081	18,979	19,104
Trading account securities	23	15	31	10	27
Brokerage customer receivables	228	249	357	415	495

Total interest income	126,569	126,160	136,176	151,717	154,645

Interest expense
Interest on deposits	53,405	53,862	61,430	70,965	74,324
Interest on Federal Home Loan Bank advances	4,583	4,557	4,556	4,550	4,479
Interest on notes payable and other borrowings	2,661	2,900	2,770	4,783	3,721
Interest on subordinated notes	786	843	1,087	1,308	1,305
Interest on junior subordinated debentures	4,454	4,598	4,591	4,673	4,629

Total interest expense	65,889	66,760	74,434	86,279	88,458

Net interest income	60,680	59,400	61,742	65,438	66,187
Provision for credit losses	24,129	10,301	8,555	6,217	4,365

Net interest income after provision for credit losses	36,551	49,099	53,187	59,221	61,822

Non-interest income
Wealth management	7,044	7,771	7,865	8,320	7,631
Mortgage banking	4,488	7,536	6,096	5,793	(3,122)
Service charges on deposit accounts	2,674	2,565	2,373	2,288	2,139
Gain on sale of premium finance receivables	456	566	1,141	1,596	—
Administrative services	803	755	713	965	980
Gains (losses) on available-for-sale securities, net	920	(140)	(1,333)	2,834	(76)
Other	5,530	13,955	7,701	6,172	3,985

Total non-interest income	21,915	33,008	24,556	27,968	11,537

Non-interest expense
Salaries and employee benefits	35,823	36,976	36,672	36,583	34,256
Equipment	4,050	4,048	3,926	4,034	3,910
Occupancy, net	5,666	5,438	5,867	5,902	5,303
Data processing	2,850	2,918	2,798	2,721	2,645
Advertising and marketing	1,343	1,368	999	1,212	1,515
Professional fees	2,195	2,227	2,068	2,045	1,757
Amortization of other intangible assets	781	779	788	964	964
Other	10,276	10,831	9,715	10,105	9,137

Total non-interest expense	62,984	64,585	62,833	63,566	59,487

Income before income taxes	(4,518)	17,522	14,910	23,623	13,872
Income tax expense	(2,070)	6,246	5,205	7,980	3,953

Net income	$(2,448)	$11,276	$9,705	$15,643	$9,919

Dividends declared on preferred shares	544	—	—	—	—

Net income applicable to common shares	$(2,992)	$11,276	$9,705	$15,643	$9,919

Net income per common share — Basic	$(0.13)	$0.48	$0.41	$0.67	$0.42

Net income per common share — Diluted	$(0.12)	$0.47	$0.40	$0.65	$0.40

Cash dividends declared per common share	$0.18	$—	$0.18	$—	$0.16

Weighted average common shares outstanding	23,644	23,608	23,518	23,471	23,797
Dilutive potential common shares	456	531	582	699	795

Average common shares and dilutive common shares	24,100	24,139	24,100	24,170	24,592

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Period End Loan Balances — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2008	2007	2007
Balance:
Commercial and commercial real estate	$4,673,682	$4,610,550	$4,534,383	$4,408,661	$4,219,320
Home equity	837,127	770,748	695,446	678,298	654,022
Residential real estate	247,203	243,400	233,556	226,686	220,084
Premium finance receivables	1,205,376	1,145,986	1,017,011	1,078,185	1,289,920
Indirect consumer loans (1)	199,845	221,511	230,771	241,393	253,058
Tricom finance receivables	16,924	22,676	23,478	27,719	33,342
Other loans	142,388	138,732	140,271	140,660	138,613

Total loans, net of unearned income	$7,322,545	$7,153,603	$6,874,916	$6,801,602	$6,808,359

Mix:
Commercial and commercial real estate	64%	65%	66%	65%	62%
Home equity	11	11	10	10	10
Residential real estate	4	3	3	3	3
Premium finance receivables	17	16	15	16	19
Indirect consumer loans (1)	3	3	4	4	4
Tricom finance receivables	—	—	—	—	—
Other loans	1	2	2	2	2

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans
WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Period End Deposit Balances — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2008	2007	2007
Balance:
Non-interest bearing	$717,587	$688,512	$670,433	$664,264	$658,214
NOW	1,012,393	1,064,792	1,013,603	1,014,780	1,005,002
Wealth Management deposits (1)	583,715	599,451	647,798	599,426	563,003
Money market	997,638	900,482	797,215	701,972	690,798
Savings	317,108	326,869	325,096	297,586	291,466
Time certificates of deposit	4,201,086	4,181,261	4,029,437	4,193,413	4,369,581

Total deposits	$7,829,527	$7,761,367	$7,483,582	$7,471,441	$7,578,064

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	13	14	13	14	13
Wealth Management deposits (1)	7	8	9	8	7
Money market	13	11	11	9	9
Savings	4	4	4	4	4
Time certificates of deposit	54	54	54	56	58

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2008	2007	2007
Liquidity management assets	$1,544,465	$1,543,795	$1,391,400	$1,552,675	$1,551,389
Other earning assets	21,687	22,519	26,403	23,875	23,882
Loans, net of unearned income	7,343,845	7,158,317	7,012,642	6,985,850	6,879,856

Total earning assets	$8,909,997	$8,724,631	$8,430,445	$8,562,400	$8,455,127

Allowance for loan losses	(57,751)	(53,798)	(51,364)	(50,190)	(48,839)
Cash and due from banks	133,527	125,806	124,745	131,240	129,904
Other assets	895,781	885,815	869,713	853,661	845,868

Total assets	$9,881,554	$9,682,454	$9,373,539	$9,497,111	$9,382,060

Interest-bearing deposits	$7,127,065	$6,906,437	$6,747,980	$6,845,466	$6,892,110
Federal Home Loan Bank advances	438,983	437,642	426,911	411,480	403,590
Notes payable and other borrowings	398,911	439,130	332,019	433,983	330,184
Subordinated notes	75,000	75,000	75,000	75,000	75,000
Junior subordinated debentures	249,552	249,594	249,635	249,677	249,719

Total interest-bearing liabilities	$8,289,511	$8,107,803	$7,831,545	$8,015,606	$7,950,603

Non-interest bearing deposits	678,651	663,526	642,917	657,029	643,338
Other liabilities	147,500	150,872	155,080	99,331	76,004
Equity	765,892	760,253	743,997	725,145	712,115

Total liabilities and shareholders’ equity	$9,881,554	$9,682,454	$9,373,539	$9,497,111	$9,382,060

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Yield earned on:	2008	2008	2008	2007	2007
Liquidity management assets	4.70%	4.56%	5.01%	5.15%	5.13%
Other earning assets	4.81	4.83	6.10	7.09	8.76
Loans, net of unearned income	5.89	6.12	6.83	7.50	7.77

Total earning assets	5.68%	5.84%	6.53%	7.07%	7.29%

Rate paid on:
Interest-bearing deposits	2.98%	3.14%	3.66%	4.11%	4.28%
Federal Home Loan Bank advances	4.15	4.19	4.29	4.39	4.40
Notes payable and other borrowings	2.65	2.66	3.36	4.37	4.47
Subordinated notes	4.10	4.45	5.73	6.82	6.81
Junior subordinated debentures	6.98	7.29	7.28	7.32	7.25

Total interest-bearing liabilities	3.16%	3.31%	3.82%	4.27%	4.41%

Rate Spread	2.52%	2.53%	2.71%	2.80%	2.88%
Net Free Funds Contribution	0.22	0.24	0.27	0.28	0.26

Net Interest Margin	2.74%	2.77%	2.98%	3.08%	3.14%

Core Net Interest Margin	2.97%	3.02%	3.26%	3.37%	3.43%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Net Interest Margin (Including Call Option Income) – 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2008	2008	2008	2007	2007
Net Interest Income	$61,257	$59,992	$62,466	$66,402	$66,941
Call Option Income	2,723	12,083	6,780	1,693	56

Net Interest Income Including Call Option Income	$63,980	$72,075	$69,246	$68,095	$66,997

Yield on Earning Assets	5.68%	5.84%	6.53%	7.07%	7.29%
Rate on Interest-bearing Liabilities	3.16	3.31	3.82	4.27	4.41

Rate Spread	2.52%	2.53%	2.71%	2.80%	2.88%
Net Free Funds Contribution	0.22	0.24	0.27	0.28	0.26

Net Interest Margin	2.74%	2.77%	2.98%	3.08%	3.14%

Call Option Income	0.12	0.56	0.31	0.08	—

Net Interest Margin including Call Option Income	2.86%	3.33%	3.29%	3.16%	3.14%

Core Net Interest Margin Including Call Option Income	3.09%	3.58%	3.57%	3.45%	3.43%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Net Interest Margin (Including Call Option Income) – YTD Trends

	YTD	YTD
	September 30,	December 31,
	2008	2007	2006	2005	2004
Net Interest Income	$183,714	$264,777	$250,507	$218,086	$158,609
Call Option Income	21,586	2,628	3,157	11,434	11,121

Net Interest Income Including Call Option Income	$205,300	$267,405	$253,664	$229,520	$169,730

Yield on Earning Assets	6.01%	7.21%	6.91%	5.92%	5.24%
Rate on Interest-bearing Liabilities	3.42	4.39	4.11	3.00	2.28

Rate Spread	2.59%	2.82%	2.80%	2.92%	2.96%
Net Free Funds Contribution	0.24	0.29	0.30	0.24	0.21

Net Interest Margin	2.83%	3.11%	3.10%	3.16%	3.17%

Call Option Income	0.33	0.03	0.04	0.17	0.16

Net Interest Margin including Call Option Income	3.16%	3.14%	3.14%	3.33%	3.33%

Core Net Interest Margin Including Call Option Income	3.41%	3.41%	3.36%	3.54%	3.47%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Non-Interest Income – 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2008	2007	2007
Brokerage	$4,354	$4,948	$5,038	$5,464	$4,727
Trust and asset management	2,690	2,823	2,827	2,856	2,904

Total wealth management	7,044	7,771	7,865	8,320	7,631

Mortgage banking	4,488	7,536	6,096	5,793	(3,122)
Service charges on deposit accounts	2,674	2,565	2,373	2,288	2,139
Gain on sale of premium finance receivables	456	566	1,141	1,596	—
Administrative services	803	755	713	965	980
Gains (losses) on available-for-sale securities, net	920	(140)	(1,333)	2,834	(76)
Other:
Fees from covered call options	2,723	12,083	6,780	1,693	56
Bank Owned Life Insurance	478	851	613	903	2,205
Miscellaneous	2,329	1,021	308	3,576	1,724

Total other income	5,530	13,955	7,701	6,172	3,985

Total non-interest income	$21,915	$33,008	$24,556	$27,968	$11,537

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Non-Interest Expense – 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2008	2007	2007
Salaries and employee benefits	$35,823	$36,976	$36,672	$36,583	$34,256
Equipment	4,050	4,048	3,926	4,034	3,910
Occupancy, net	5,666	5,438	5,867	5,902	5,303
Data processing	2,850	2,918	2,798	2,721	2,645
Advertising and marketing	1,343	1,368	999	1,212	1,515
Professional fees	2,195	2,227	2,068	2,045	1,757
Amortization of other intangibles	781	779	788	964	964
Other:
Commissions – 3rd party brokers	985	997	985	905	924
Postage	1,067	1,055	986	1,074	948
Stationery and supplies	750	756	742	849	741
FDIC Insurance	1,344	1,289	1,286	1,257	1,067
Miscellaneous	6,130	6,734	5,716	6,020	5,457

Total other expense	10,276	10,831	9,715	10,105	9,137

Total non-interest expense	$62,984	$64,585	$62,833	$63,566	$59,487

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Allowance for Credit Losses – 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2008	2007	2007
Balance at beginning of period	$57,633	$53,758	$50,389	$48,757	$47,392
Provision for credit losses	24,129	10,301	8,555	6,217	4,365
Allowance acquired in business combinations	—	—	—	362	—
Reclassification to allowance for lending-related commitments	—	—	—	(36)	—

Charge-offs:
Commercial and commercial real estate loans	13,543	5,430	3,957	4,029	2,239
Home equity loans	28	25	—	156	—
Residential real estate loans	786	—	219	—	—
Consumer and other loans	125	150	69	130	65
Premium finance receivables	1,002	913	883	665	625
Indirect consumer loans	292	271	258	346	247
Tricom finance receivables	40	52	25	100	102

Total charge-offs	15,816	6,841	5,411	5,426	3,278

Recoveries:
Commercial and commercial real estate loans	216	29	40	234	82
Home equity loans	—	—	—	1	—
Residential real estate loans	—	—	—	6	—
Consumer and other loans	18	52	12	78	37
Premium finance receivables	118	273	128	148	115
Indirect consumer loans	29	61	45	48	44
Tricom finance receivables	—	—	—	—	—

Total recoveries	381	415	225	515	278

Net charge-offs	(15,435)	(6,426)	(5,186)	(4,911)	(3,000)

Allowance for loan losses at end of period	$66,327	$57,633	$53,758	$50,389	$48,757

Allowance for lending-related commitments at end of period	$493	$493	$493	$493	$457

Allowance for credit losses at end of period	$66,820	$58,126	$54,251	$50,882	$49,214

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	1.15%	0.48%	0.35%	0.35%	0.21%
Home equity loans	0.01	0.01	—	0.09	—
Residential real estate loans	0.92	—	0.27	(0.01)	—
Consumer and other loans	0.30	0.29	0.16	0.14	0.11
Premium finance receivables	0.29	0.23	0.27	0.16	0.16
Indirect consumer loans	0.49	0.38	0.36	0.48	0.32
Tricom finance receivables	0.78	0.82	0.41	1.23	1.30

Total loans, net of unearned income	0.84%	0.36%	0.30%	0.28%	0.17%

Net charge-offs as a percentage of the provision for loan losses	63.97%	62.38%	60.62%	78.99%	68.72%

Loans at period-end	$7,322,545	$7,153,603	$6,874,916	$6,801,602	$6,808,359
Allowance for loan losses as a percentage of loans at period-end	0.91%	0.81%	0.78%	0.74%	0.72%
Allowance for credit losses as a percentage of loans at period-end	0.91%	0.81%	0.79%	0.75%	0.72%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Non-Performing Loans – 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2008	2007	2007
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$1,084	$200	$387	$51	$85
Commercial, consumer and other	6,100	2,259	8,557	14,742	2,207
Premium finance receivables	5,903	5,180	8,133	8,703	7,204
Indirect consumer loans	877	471	635	517	279
Tricom finance receivables	—	—	—	—	—

Total past due greater than 90 days and still accruing	13,964	8,110	17,712	24,013	9,775

Non-accrual loans:
Residential real estate and home equity (1)	6,214	3,384	3,655	3,215	4,465
Commercial, consumer and other	81,997	61,878	51,184	33,267	20,452
Premium finance receivables	10,239	13,005	13,542	10,725	11,400
Indirect consumer loans	627	389	399	560	592
Tricom finance receivables	—	40	49	74	174

Total non-accrual	99,077	78,696	68,829	47,841	37,083

Total non-performing loans:
Residential real estate and home equity (1)	7,298	3,584	4,042	3,266	4,550
Commercial, consumer and other	88,097	64,137	59,741	48,009	22,659
Premium finance receivables	16,142	18,185	21,675	19,428	18,604
Indirect consumer loans	1,504	860	1,034	1,077	871
Tricom finance receivables	—	40	49	74	174

Total non-performing loans	$113,041	$86,806	$86,541	$71,854	$46,858

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.67%	0.35%	0.44%	0.36%	0.52%
Commercial, consumer and other	1.83	1.35	1.28	1.06	0.52
Premium finance receivables	1.34	1.59	2.13	1.80	1.44
Indirect consumer loans	0.75	0.39	0.45	0.45	0.34
Tricom finance receivables	—	0.18	0.21	0.27	0.52

Total non-performing loans	1.54%	1.21%	1.26%	1.06%	0.69%

Allowance for loan losses as a percentage of non-performing loans	58.67%	66.39%	62.12%	70.13%	104.05%

(1)	Non-accrual and past due greater than 90 days and still accruing residential mortgage loans held for sale accounted for at lower of cost or market are excluded from the non-performing balances presented above. These balances totaled $0 as of September 30, 2008, $0.2 million as of June 30, 2008, and $2.0 million as of December 31, 2007.